Exhibit 4.1

Execution Version

CONVERTIBLE NOTE AGREEMENT

This Convertible Note Agreement (this “Agreement”) is made as of April 14, 2015, by and between Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”), and Nokomis Capital Master Fund, LP, a Cayman Islands exempted limited partnership (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser desires to subscribe from the Company and the Company desires to issue a convertible promissory note in substantially the form attached to this Agreement as Exhibit A, in the original principal amount of $12,000,000 (the “Note”), which shall be convertible on the terms stated therein into the Company’s ADSs, indirectly through the conversion into Ordinary Shares (as defined below) (the ADSs issued or issuable upon conversion of the Note into the Underlying Shares and delivery of those Underlying Shares to the Depositary are referred to herein as the “Conversion Shares” and, together with the Note, the “Securities”).  As used herein, “Ordinary Shares” means the ordinary shares, nominal value €0.02 per share, of the Company, “ADS” means an American Depositary Share representing one such Ordinary Share, “ADR” means an American Depositary Receipt evidencing the ADSs and “Underlying Shares” means the Ordinary Shares underlying the ADSs.

NOW THEREFORE, on and subject to the terms hereof, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement shall have the respective meanings specified in this Article I. The terms defined in this Article I include the plural as well as the singular.

“Accreted Principal Amount” shall have the meaning specified in Section 2.2.  For the avoidance of doubt, “Accreted Principal Amount” shall include any accrued and unpaid interest at the time of any determination of such “Accreted Principal Amount.”

“ADR” shall have the meaning specified in the recitals.

“ADS” shall have the meaning specified in the recitals.

“Affiliates” shall have the meaning specified in Section 3.8.

“Agreement” shall have the meaning specified in the preamble.

“Beneficial Ownership Limitation” shall have the meaning specified in Section 5.2(a).

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Company” shall have the meaning specified in the preamble.

“Company Reports” shall have the meaning specified in Section 4.1.

“Company’s Knowledge” shall have the meaning specified in Section 4.12.

“Concert Parties” shall have the meaning specified in Section 5.2(a).

“Conversion Shares” shall have the meaning specified in the recitals.

“Deposit Agreement” shall have the meaning specified in Section 5.1.

“Depositary” shall have the meaning specified in Section 5.1.

“E&Y” shall have the meaning specified in Section 4.9.

“Enforceability Exceptions” shall have the meaning specified in Section 3.2.

“Environmental Laws” shall have the meaning specified in Section 4.20.

“Evaluation Date” shall have the meaning specified in Section 4.24.

“Exchange Act” shall have the meaning specified in Section 3.7.

“HALDE” shall have the meaning specified in Section 4.18.

“IFRS” shall have the meaning specified in Section 4.10.

“Intellectual Property Rights” shall have the meaning specified in Section 4.21.

“Interest Payment Date” shall have the meaning specified in Section 2.2.

“Issue Price” shall have the meaning specified in Section 2.1.

“Material Adverse Effect” shall have the meaning specified in Section 4.2.

“Material Contract” shall have the meaning specified in Section 4.14.

“Material Permits” shall have the meaning specified in Section 4.13.

“Note” shall have the meaning specified in the recitals.

“OFAC” shall have the meaning specified in Section 4.23.

“Ordinary Shares” shall have the meaning specified in the recitals.

“Person” shall have the meaning specified in Section 4.23.

“PIK Amount” shall have the meaning specified in Section 2.2.

“Purchase” shall have the meaning specified in Section 2.3.

“Purchaser” shall have the meaning specified in the preamble.

“Regulation D” shall have the meaning specified in Section 3.3.

“Sanctions” shall have the meaning specified in Section 4.23.

“SEC” shall have the meaning specified in Section 3.8.

“Securities” shall have the meaning specified in the recitals.

“Securities Act” shall have the meaning specified in Section 3.3.

“Short Sales” shall have the meaning specified in Section 3.7.

“Subsidiary” shall have the meaning specified in Section 4.2.

“Underlying Shares” shall have the meaning specified in the recitals.

“Voting Power” shall have the meaning specified in Section 3.4.

ARTICLE II
ISSUANCE OF NOTE

Section 2.1                      Issuance of Note.  Subject to the terms set forth in this Agreement, at the Closing (as defined herein), the Company agrees to issue the Note, and Purchaser agrees to subscribe the Note at the issue price of 100% of the principal amount of the Note (the “Issue Price”).

Section 2.2                      Interest Applicable.  Interest shall accrue on the Accreted Principal Amount of the Note (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) at an annual rate equal to 7.0% per annum or (if less) at the highest rate then permitted under applicable law, which shall be payable by adding such interest to the Accreted Principal Amount of the Note on each Interest Payment Date (as defined below), and on the final maturity of the Note (the “PIK Amount”).  At any time, the outstanding principal amount of the Note, including all PIK Amounts added thereto through such time, is referred to herein as the “Accreted Principal Amount.”  The Company shall pay to the holder of the Note all accrued interest (including interest on the Accreted Principal Amount) on each anniversary date of the Note (each, an “Interest Payment Date”), including the final maturity date of the Note.  Interest shall accrue on any principal payment due under the Note (including as to accrued interest added to the principal) until such time as payment therefor is actually delivered to the holder of the Note.

Section 2.3                      Closing.  Subject to Sections 6.1 and 6.2, the closing (the “Closing”) of the issuance and subscription of the Note (the “Purchase”) shall occur on a date (the “Closing Date”) no later than three business days after the date of this Agreement.  At the Closing, (a) Purchaser shall deliver or cause to be delivered to the Company the Issue Price, and (b) the Company shall issue to Purchaser the Note.

Section 2.4                      Maturity, Payment and Conversion.  The provisions pertaining to maturity, payment, conversion and acceleration of the Note are set forth in the form of Note attached hereto as Exhibit A.

Section 2.5                      Subordination.  With the exception of up to $10 million of secured indebtedness owed to Natixis under the factoring agreement between the Company and Natixis, the Note and the interest accrued under the Note are the senior obligations of the Company and will rank pari passu in right of payment with all other senior and unsubordinated obligations of the Company.

Section 2.6                      No Preferential Right to Subscription.  Pursuant to article L.225-132 of the French commercial code, the decision to issue the Note automatically waives the right for any existing shareholder of the Company to a preferential right (droit préférentiel de souscription) for the subscription of the Underlying Shares to be issued by the Company upon conversion of the Note.

ARTICLE III
REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

Purchaser hereby makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Company, and all such representations and warranties shall survive the Closing:

Section 3.1                      Power and Authorization.  Purchaser is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute this Agreement, to perform its obligations hereunder, and to consummate the Purchase.

Section 3.2                      Valid and Enforceable Agreement; No Violations.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (such qualifications in clauses (a) and (b) being the “Enforceability Exceptions”).  This Agreement and consummation of the Purchase will not violate, conflict with or result in a breach of or default under (i) Purchaser’s organizational documents, (ii) any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to Purchaser.

Section 3.3                      Accredited Investor/Qualified Institutional Buyer.  Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The information Purchaser has provided in writing to the Company as set forth on Purchaser’s signature page hereto is true, correct and complete, as of the date hereof and as of the Closing Date in all material respects.

Section 3.4                      5% Stockholder Status.  Purchaser and its affiliates (within the meaning of Rule 144 promulgated under the Securities Act) collectively beneficially own and will beneficially own after the Closing Date (i) 5% or more of the Company’s outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (ii) 5% or more of the voting power to elect members of the Company’s board of directors (“Voting Power”), and Purchaser hereby acknowledges and agrees that it will comply in all material respects with all applicable provisions of the Securities Exchange Act of 1934 as a result of such holdings.  Purchaser is not a subsidiary, affiliate or, to its knowledge, otherwise closely-related to any director or officer of the Company or any other beneficial owner of 5% or more of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) or Voting Power.

Section 3.5                      Restricted Note and Stock.  Purchaser (a) acknowledges (i) that the issuance of the Note pursuant to this Agreement and the issuance of any Conversion Shares have not been registered, nor does the Company have a plan or intent to register such issuance of the Note or Conversion Shares, under the Securities Act or any state securities laws, (ii) the Note and, subject to the conversion of the Note into Underlying Shares to be delivered to the Depositary for issuance of the Conversion Shares, the Conversion Shares are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless they are subsequently registered and qualified under the Securities Act and applicable state laws or unless an exemption from such registration and qualification is available and (iii) the Note and Conversion Shares are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act and (b) is purchasing the Note and Conversion Shares for investment purposes only for the account of the Purchaser and not with any view toward a distribution thereof or with any intention of selling, distributing or otherwise disposing of the Note or Conversion Shares in a manner that would violate the registration requirements of the Securities Act.  The Purchaser is able to bear the economic risk of holding the Note and Conversion Shares for an indefinite period and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Note and Conversion Shares.

Section 3.6                      Legends.  Purchaser understands and agrees that any certificates, book-entry or ADRs representing the Note and Conversion Shares shall bear the restrictive legend set forth in the form of Note attached hereto as Exhibit A or in Section 7.3 below, respectively.

Section 3.7                      No Illegal Transactions.  Purchaser has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that Purchaser was first contacted by the Company or any other person regarding the transactions contemplated by this Agreement or an investment in the Company.  Purchaser covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed.  “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

Section 3.8                      Adequate Information; No Reliance.  Purchaser acknowledges and agrees that (a) Purchaser has been furnished with all materials it considers relevant to making an investment decision to enter into the Purchase and has had the opportunity to review the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”), including, without limitation, all information filed or furnished pursuant to the Exchange Act and all information incorporated into such filings and submissions, (b) Purchaser has sufficient knowledge and expertise to make an investment decision with respect to the transactions contemplated hereby, (c) Purchaser has had a full opportunity to speak directly with directors, officers and “Affiliates” (as that term is defined in Rule 501(b) of Regulation D under the Securities Act) of the Company and to ask questions of the Company and such directors, officers and Affiliates of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Purchase, and to obtain such additional information as it deems necessary to verify the accuracy of the information furnished to it and has asked such questions, received such answers and obtained such information as it deems necessary, (d) Purchaser has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Purchase and to make an informed investment decision with respect to the Purchase and (e) Purchaser is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its affiliates or representatives, except for (A) the publicly available filings and submissions made by the Company with the SEC under the Exchange Act, and (B) the representations and warranties made by the Company in this Agreement.

Section 3.9                      Purchaser’s Reporting Requirement.  The Company has made no representations to Purchaser regarding Purchaser’s reporting requirements with the SEC related to Purchaser’s present or future ownership in the Company, and Purchaser acknowledges and agrees that it is the responsibility of Purchaser to ensure that the Purchaser complies with any disclosure and reporting requirements of the SEC applicable to the Purchaser as a result of the Purchaser’s purchase of the Note and any subsequent conversion thereof.

Section 3.10                      No Public Market.  Purchaser understands that no public market exists for the Note, and that there is no assurance that a public market will ever develop for the Note.

Section 3.11                      No General Solicitation or Advertising.  The offer to enter into the purchase of the Note was directly communicated to Purchaser, and Purchaser was able to ask questions of and receive answers concerning the terms of this transaction.  At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

Section 3.12                      Legal Opinions.  Purchaser acknowledges and understands that a legal opinion is being delivered by counsel to the Company in reliance on, and assuming the accuracy of, the foregoing representations and warranties of Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to Purchaser, and all such representations and warranties shall survive the Closing.

Section 4.1                      Exchange Act Filings.  The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2013 (the “Company Reports”).  The Company Reports, when they became effective or were filed with or furnished to the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed or furnished after the date hereof and on or prior to the Closing, when such documents become effective or are filed with the SEC, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  On or before the first business day following the date of this Agreement, the Company shall issue a publicly available press release or file with the SEC a Report on Form 6-K disclosing the material terms of the transactions contemplated hereby.

Section 4.2                      Due Incorporation.  Each of the Company and each of its Subsidiaries has been duly organized and is validly existing as a corporation or other legal entity in good standing (or the foreign equivalent thereof) under the laws of its jurisdiction of incorporation or organization.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which its ownership or lease of its properties or the conduct of its business requires such qualification and has all power and authority (corporate or other) necessary to own or hold its properties and to conduct the businesses in which each is engaged, except where the failure to so qualify or have such power or authority (i) would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets or business of the Company and its Subsidiaries, taken as a whole, or (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or the Note or to consummate any transactions contemplated hereby  or thereby (any such effect as described in clauses (i) or (ii), a “Material Adverse Effect”).  As used in this Agreement, “Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

Section 4.3                      Subsidiaries.  The membership interests or capital stock, as applicable, of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except to the extent set forth in the Company Reports, are owned by the Company directly, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

Section 4.4                      Due Authorization.  The Company has the full right, power and authority to enter into this Agreement and to perform and to discharge its obligations hereunder; and this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 4.5                      The Note and the Conversion Shares.  The Note has been duly authorized and, when issued and delivered upon sale, will have been duly executed, authenticated, issued and delivered and will constitute a valid and legally binding obligation of the Company.  The Ordinary Shares to be issued by the Company upon conversion in whole or in part of the Note have been duly authorized for issuance.  Upon subscription by the holder of the Note for the number of Ordinary Shares issuable in connection with the conversion in whole or in part of the Note, such Ordinary Shares shall constitute Underlying Shares to be deposited with the Depositary for the issuance of Conversion Shares in the form of ADRs.  When issued in accordance with the terms of the Note, such Conversion Shares evidenced by such ADRs, and the Underlying Shares, will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights, and the Purchaser will be entitled to the rights specified therein and in the Deposit Agreement; no preemptive right, resale right, right of first refusal or similar rights exist with respect to any of the Ordinary Shares in the form of the Conversion Shares and the issuance thereof will be free of any restriction upon the voting or transfer thereof pursuant to the laws of France or the Company’s statuts or any agreement or other instrument to which the Company is a party.  The Note and the Conversion Shares will be issued in compliance with all U.S. federal and state securities laws and the securities laws of any other applicable jurisdiction.

Section 4.6                      Capitalization.  As of the date hereof, the share capital of the Company consists of 59,144,741 issued Ordinary Shares, fully paid, and with a par value of €0.02 each, and total authorized capital of 80,691,189 Ordinary Shares.  All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable and were issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right.  Other than 138,900 Ordinary Shares reserved for future issuance under the Company’s equity plans and 6,407,548 Ordinary Shares issuable upon the exercise of outstanding stock options, founders warrants and warrants granted pursuant to the Company’s equity plans, the Company has no shares of capital stock reserved for issuance, with the exception of the 15,000,000 shares authorized for issuance in connection with the Note to be issued pursuant hereto.  Except as set forth above or pursuant to this Agreement, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of capital stock, or any such warrants, convertible securities or obligations.

Section 4.7                      No Default, Termination or Lien.  The execution, delivery and performance of this Agreement by the Company, the issuance and delivery of the Note by the Company, the issuance and delivery of the Conversion Shares in accordance with the terms of the Note, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with the terms of this Agreement will not (with or without notice or lapse of time or both) conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of the Company or any Subsidiary pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will such actions result in any violation of the provisions of the organizational documents of the Company or any of its Subsidiaries or any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets.

Section 4.8                      No Consents.  No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the securities or blue sky laws of the various states and the New York Stock Exchange in connection with the offer and issuance of the Note.

Section 4.9                      Independent Accountants.  Ernst & Young Audit (“E&Y”), who have certified certain financial statements and related schedules included or incorporated by reference in the Company Reports, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act and the rules and regulations thereunder and the Public Company Accounting Oversight Board (United States).  Except as pre-approved in accordance with the requirements set forth in Section 10A of the Exchange Act, E&Y has not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

Section 4.10                      Financial Statements.  The financial statements, together with the related notes and schedules, included in the Company Reports present fairly in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods covered thereby, all in conformity with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the entire period involved, except as otherwise disclosed in the Company Reports.  Such financial statements, together with the related notes and schedules, comply in all material respects with the Securities Act, the Exchange Act, and the rules and regulations thereunder.  No other financial statements or supporting schedules or exhibits are required by the Exchange Act or the rules and regulations thereunder to be filed with the SEC.

Section 4.11                      No Material Adverse Change.  There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its Subsidiaries, taken as a whole, from that set forth or contemplated in the Company Reports filed prior to the date hereof.

Section 4.12                      Legal Proceedings.  There are no legal or governmental proceedings, actions, suits or claims pending or, to the Company’s Knowledge, threatened to which the Company or any of its Subsidiaries is a party or to which any of the properties or assets of the Company or any of its Subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Company Reports and proceedings that would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) that are required to be described in the Company Reports and are not so described; and there are no statutes, regulations, contracts or other documents to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound that are required to be described in the Company Reports or to be filed as exhibits to the Company Reports that are not described or filed as required.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any legal or governmental proceedings, actions, suits or claims of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  For purposes of this Agreement, “Company’s Knowledge” means the actual knowledge (after due inquiry) of the executive officers (as defined in Exchange Act Rule 3b-7) of the Company or its Subsidiaries.

Section 4.13                      Regulatory Permits.  Each of the Company and its Subsidiaries possesses or has applied for all certificates, authorizations, licenses, franchises, permits, orders and approvals issued or granted by the appropriate governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations necessary to conduct its business as currently conducted, except (i) where the failure to possess such certificates, authorizations, licenses, franchises, permits, orders and approval, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”) and (ii) as accurately described in all material respects in the Company Reports, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or material adverse modification of any such Material Permits (except as accurately described in all material respects in the Company Reports), and to the Company’s Knowledge, there are no facts or circumstances that would give rise to the revocation, termination or material adverse modifications of any Material Permits.

Section 4.14                      Material Contracts.  Except for the Material Contracts, the Company and its Subsidiaries are not party to any agreements, contracts or commitments that are material to the business, financial condition, assets or operations of the Company and its Subsidiaries or that would be required to be filed pursuant to Item 19 and the Instructions as to Exhibits of Form 20-F.  Neither the Company nor any of its Subsidiaries is in material default under or in material violation of, nor has received written notice of termination or default under any Material Contract.  For purposes of this Agreement, “Material Contract” means any contract of the Company that was filed as an exhibit to the Company Reports pursuant to Item 19 and the Instructions as to Exhibits of Form 20-F.

Section 4.15                      Investment Company Act.  Neither the Company nor any of its Subsidiaries is or, after giving effect to the Purchase and the application of the proceeds thereof, will become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 4.16                      No Price Stabilization.  Neither the Company, its Subsidiaries nor any of the Company’s or its Subsidiaries’ officers, directors or affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.

Section 4.17                      Title to Property.  The Company and its Subsidiaries have good and marketable title to all real and personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects of title except such as are described in the Company Reports or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries, in each case except as described in the Company Reports.

Section 4.18                      No Labor Disputes.  Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no discrimination complaint or unfair labor practice complaint pending or, to the Knowledge of the Company or the Subsidiaries, threatened against the Company or any of the Subsidiaries before the Haute Autorité de Lutte contre les Discriminations et pour l’Egalité (“HALDE”) or the National Labor Relations Board, respectively, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Knowledge of the Company or the Subsidiaries, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company or the Subsidiaries, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries, (ii) to the Knowledge of the Company or the Subsidiaries, no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (iii) there has been no violation of any federal, state, local or foreign law or collective bargaining agreement relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or retirement benefits, or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries.

Section 4.19                      Taxes.  The Company (i) has timely filed all necessary federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefore) that have been required to be filed and (ii) is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company is contesting in good faith and for which adequate reserves have been provided and reflected in the financial statements included in the Company Reports.  The Company does not have any tax deficiency that has been or, to the Company’s Knowledge, is reasonably likely to be asserted or threatened against it, provided that the French tax authority has recently commenced a tax audit of the Company.

Section 4.20                      Compliance with Environmental Laws.  Except as disclosed in the Company Reports, neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), or to the Company’s Knowledge, operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

Section 4.21                      Intellectual Property Rights.  The Company and its Subsidiaries own or possess, or have the right to use, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights, except such as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.22                      Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has: (i) used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from Company funds; (iii) caused the Company or any of its Subsidiaries to be in violation of any provision of the United States Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment from Company funds.

Section 4.23                      OFAC and Similar Laws.  None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any director, officer, agent, employee, affiliate or representative of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the issuance of the Note, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to knowingly fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 4.24                      Disclosure Controls and Procedures.  The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no material changes in the Company’s internal controls (as such term is defined in the rules of the SEC under the Exchange Act) or, to the Company’s Knowledge, in other factors that could affect the Company’s internal controls.

Section 4.25                      Accounting Controls.  The Company and its Subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Company Reports, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 4.26                      Absence of Material Changes.  Subsequent to the respective dates as of which information is given in the Company Reports, and except as may be otherwise disclosed in such Company Reports, there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company, which is material to the Company, (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, (v) any change in the capital stock (other than a change in the number of outstanding Ordinary Shares or ADSs due to grants of stock under the Company’s stock incentive plans existing on the date hereof or the issuance of shares upon the exercise of outstanding options or warrants) or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options under the Company’s stock option plans existing on the date hereof) of the Company.

Section 4.27                      Brokers Fees.  Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than the Engagement Letter, dated March 30, 2015, between the Company and B. Riley & Co., LLC) that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the offering and issuance of the Note or any transaction contemplated by this Agreement.

Section 4.28                      Listing and Maintenance Requirements.  The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, as applicable.  The ADSs are registered pursuant to Section 12(b) of the Exchange Act and are listed on the New York Stock Exchange, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the ADSs under the Exchange Act or delisting the ADSs from the New York Stock Exchange, nor has the Company received any notification that the SEC or the New York Stock Exchange is contemplating terminating such registration or listing.  The Conversion Shares will be duly authorized for listing on the New York Stock Exchange immediately upon conversion of the Note in accordance with the terms of the Note and the issuance of the ADSs by the Depositary following the deposit of the Underlying Shares.

Section 4.29                      Sarbanes-Oxley Act.  The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated thereunder or implementing the provisions thereof that are then in effect.

Section 4.30                      New York Stock Exchange Approval Rules.  No further approval of the stockholders of the Company under the rules and regulations of the NYSE is required for the Company to issue and deliver the Notes to Purchaser or the Conversion Shares upon conversion of the Note.

Section 4.31                      No General Solicitation.  Neither the Company nor any person acting on its or their behalf has engaged in any general solicitation or general advertising in connection with the offering or issuance of the Note, including but not limited to the methods described in Rule 502(c) under the Securities Act.

Section 4.32                      Integration.  No offers and sales of securities of the same or similar class as the Note have been made by the Company or on its behalf during the six-month period ending with the date of this Agreement and no such offers or sales are currently being made or contemplated (in each case, whether pursuant to outstanding warrants, options, convertible or exchangeable securities, acquisition agreements or otherwise).  Neither the Company nor any other person acting on its behalf will, directly or indirectly, offer or sell any securities of the same or similar class as the Note, or take any other action, so as to cause the offer and issuance of the Note to fail to be entitled to the exemption afforded by Regulation D under the Securities Act.

ARTICLE V
OTHER AGREEMENTS

Section 5.1                      Depositary.  As more fully described in the Note, upon conversion of all or any portion of the Note in accordance with the terms thereof, the Company will cause the Depositary to deliver the relevant number of Conversion Shares to the Purchaser against deposit of the Underlying Shares, pursuant to the Deposit Agreement dated as of April 14, 2011 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and the owners and holders from time to time of the ADSs issued thereunder, and the Purchaser shall cooperate with the Company and the Depositary in connection therewith.

Section 5.2                      Beneficial Ownership Limitation.

(a)           Purchaser shall not request that the Note be converted, and the Company shall not effect the conversion of the Note to the extent that, after giving effect to such issuance after conversion, Purchaser (together with Purchaser’s affiliates, and any other person or entity acting as a group together with Purchaser or any of Purchaser’s affiliates (collectively, the “Concert Parties”)), would beneficially own ADSs or Ordinary Shares in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of ADSs or Ordinary Shares beneficially owned by Purchaser and its Concert Parties shall include the number of Ordinary Shares issuable upon conversion of the portion of the Note with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (A) conversion of the remaining portion of the Note beneficially owned by Purchaser and (B) conversion or exercise of the unexercised or unconverted portion of any loan to or securities of the Company (or any successor thereto) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Purchaser or any of its Concert Parties.  Except as set forth in the preceding sentence, for purposes of this Section 5.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, it being acknowledged by Purchaser that the Company is not representing to Purchaser that such calculation is in compliance with Section 13(d) of the Exchange Act and Purchaser is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 5.2 applies, the determination of whether and the extent to which the Note may be converted (in relation to other loans or securities owned by Purchaser together with any affiliates) shall be made in good faith by Purchaser in consultation with its own counsel.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 5.2, in determining the number of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), Purchaser may rely on the number of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) as reflected in (x) the Company’s (or its successor’s) most recent periodic or annual report, as the case may be, filed with the SEC (y) a more recent public announcement by the Company (or its successor) or (z) any other notice by the Company or the Company’s depositary (or its successor or successor’s depositary) setting forth the number of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding.  Upon the written or oral request of Purchaser, the Company shall within two business days confirm orally and in writing to Purchaser the number of Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding.  In any case, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding shall be determined after giving effect to the conversion or exercise of loans or securities of the Company, including the Note, by Purchaser or its Concert Parties since the date as of which such number of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) was reported.  The “Beneficial Ownership Limitation” shall be 9.99% of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding immediately after giving effect to the issuance of the Conversion Shares issuable upon conversion of the Note.  Purchaser, upon not less than 61 days’ prior notice to the Company, may increase or decrease (including, for the avoidance of doubt, to 0%) the percentage constituting the Beneficial Ownership Limitation, and the provisions of this Section shall continue to apply to such increased or decreased Beneficial Ownership Limitation.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this Section 5.2 shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof in order to correct such terms (or any portion thereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this Section 5.2 shall apply to any successor to Purchaser.

(b)           Notwithstanding the foregoing, the limitations contained in this Section 5.2 shall not restrict or limit any conversion or prepayment of the Note in connection with a Change in Control as contemplated by the Note.

Section 5.3                      Supplemental Listing Application.  Within two business days following the Closing Date, the Company shall file with the New York Stock Exchange a Supplemental Listing Application reflecting the transactions contemplated hereby.

Section 5.4                      Listing of Shares; Certificates.  The Company covenants that all Conversion Shares will, at all times that the Note is convertible, be duly approved for listing subject to official notice of issuance on the New York Stock Exchange.  The Company covenants that the certificates, if any, representing the ADRs to be issued to evidence any Conversion Shares issued upon conversion of Note will comply with applicable law.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                      Purchaser’s Conditions Precedent.  The obligation of Purchaser to complete the Purchase is subject to the satisfaction of each of the following conditions precedent:

(a)           each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date;

(b)           the Company shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing;

(c)           no court or other governmental or regulatory authorities, agencies, commissions or other entities, whether federal, state, local or foreign, shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, and there shall not be pending by or before any such entity any suit, action or proceeding in respect thereof;

(d)           Orrick, Herrington & Sutcliffe LLP, U.S. counsel to the Company and Orrick, Herrington & Sutcliffe (Europe) LLP, French counsel to the Company, shall have furnished to Purchaser opinions satisfactory in form and substance to the Purchaser and addressed to the Purchaser; and

(e)           the Chief Executive Officer and Chief Financial Officer of the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, certifying to their knowledge, after reasonable inquiry, as to the matters set forth in paragraphs (a) and (b).

Section 6.2                      Company Conditions Precedent.  The obligation of the Company to complete the issuance of the Note to Purchaser contemplated by this Agreement is subject to the satisfaction of each of the following conditions precedent:

(a)           each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date;

(b)           Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing;

(c)           no court or other governmental or regulatory authorities, agencies, commissions or other entities, whether federal, state, local or foreign, shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, and there shall not be pending by or before any such entity any suit, action or proceeding in respect thereof; and

(d)           the Manager of the general partner of Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, certifying to their knowledge, after reasonable inquiry, as to the matters set forth in paragraphs (a) and (b).

ARTICLE VII
CERTAIN COVENANTS

Section 7.1                      Rights of the Holder of the Note.  Pursuant to the provisions of article L.228-98 al. 1 of the French commercial code, the Company is expressly authorized to modify its corporate form or corporate purpose after the execution of this Agreement.

Pursuant to article L.228-99 of the French commercial code, if after the issuance of the Note, (i) the rules pertaining to distribution or to the share capital amortization are modified, or (ii) if securities granting a subscription right to specific investors are issued, or (iii) in the event of any distribution of available reserves or of share premium or (iv) in the event of the issuance of preferred shares modifying the apportionment of distribution between shareholders, then the Company shall immediately amend the terms and conditions of the Note so as to maintain the right of its holder.

The provisions of this Section 7.1 are without prejudice to the application of the provisions pertaining to the adjustment of the Conversion Rate (as defined in the Note) as set forth in the form of Note attached as Exhibit A hereto.

Section 7.2                      Certain Actions.  Each of the Company and Purchaser shall reasonably cooperate with each other and use (and shall cause their respective affiliates to use) reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law and stock exchange listing standards to consummate the transactions contemplated by this Agreement as soon as practicable.

Section 7.3                      Legends.  To the extent reasonably necessary under applicable law, any certificate, book-entry or ADR representing Conversion Shares which are issued following conversion of the Note and deposit of the Underlying Shares with the Depositary shall have endorsed, to the extent appropriate, upon its face the following words:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION.  SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144.

Section 7.4                      Legend Removal.  Upon the request of Purchaser or any transferee or proposed transferee thereof, the Company shall instruct the Depositary to remove the legend contemplated by Section 7.3 of this Agreement (and shall revoke any related stop transfer or similar instructions to its registrar and transfer agent), if the Conversion Shares are covered by an effective registration statement under the Securities Act or if such person provides reasonable evidence and an opinion of counsel to the effect that a sale, transfer or assignment of such Conversion Shares may be made without registration under the Securities Act or that such Conversion Shares are eligible for resale pursuant to Rule 144 under the Securities Act.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                      Representation of the Holder of the Note.  The holder of the Note will exercise all rights and obligations granted to the masse pursuant to the provisions of articles L.228-46 et seq. of the French commercial code.

Section 8.2                      Entire Agreement.  This Agreement and any documents and agreements executed in connection with the Purchase embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 8.3                      Construction.  References in the singular shall include the plural, and vice versa, unless the context otherwise requires.  References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof.  Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 8.4                      Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the French Republic, without reference to its choice of law rules.

Section 8.5                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 8.6                      Certain Definitional Provisions.  Unless the express context otherwise requires: the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; any references herein to a specific Section, Schedule or Annex shall refer, respectively, to Sections, Schedules or Annexes of this Agreement; wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and references herein to any gender includes each other gender.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE COMPANY

SEQUANS COMMUNICATIONS S.A.

By: /s/ Georges Karam
Name: Georges Karam
Title: Chairman & CEO

PURCHASER

NOKOMIS CAPITAL MASTER FUND, LP

By: NOKOMIS CAPITAL, L.L.C.,
its general partner

By: /s/ Brett Hendrickson
Name: Brett Hendrickson
Title: Portfolio Manager

[Signature page to Convertible Note Agreement]

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

A-1